Exhibit 4.21

English Translation

Supplementary Agreement

Guarantor (Party A):	Li Xianshou

Lian Xiahe

Creditor (Party B):	China Construction Bank Corporation, Meishan Branch

Whereas, the amount of debts under the principal contract for which Party A assume joint and several guarantee liability for Sichuan ReneSola Silicon Material Co., Ltd. (the “Debtor”) is decreased, after reaching mutual agreement by Party A and Party B through consultation, this Supplementary Agreement is made and entered into with respect to the Natural Person Maximum Amount Guarantee Contract numbered Jian Mei Zi Ran Ren Zui Gao E 2009001 which was signed by both parties on January 23, 2009 (hereinafter referred to as the “Original Contract”) for mutual compliance.

Article 1.                        Clause (2) of Article 1 “Scope of Guarantee and Maximum Debt Amount” under the Original Contract shall be revised as follows: the maximum amount to be guaranteed under the Maximum Amount Guarantee hereunder shall equal to (Currency) Renminbi (Amount in Words) FIVE HUNDRED AND TWENTY MILLION. If Party A has performed its guarantee obligations pursuant to this Contract, such maximum amount shall be decreased accordingly by the amount repaid by Party A.

Article 2.                        This Agreement shall take effect after Party A or their authorized representatives and the principal or authorized representative of Party B sign their names and affix their company seals.

Article 3.                        This Agreement shall constitute an integral part of the Original Contract and shall have the same legal effect as the Original Contract. Should there be any discrepancies between this Agreement and the Original Contract, this Agreement shall prevail. If there are any provisions uncovered by this Agreement, the Original Contract shall apply.

Party A or Authorized Representative (Signature): /s/ Li Xianshou /s/ Lian Xiahe	Party B: (Company Seal) [Company Seal affixed]
[Finger Prints affixed]	Principal or Authorized Representative (Signature): /s/ Liang Yuping

February 29, 2012	Date: